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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                                (C. JAMES BESS)

      This Agreement, dated as of the 15th day of July 2005, by and among MACKINAC FINANCIAL CORPORATION, a Michigan corporation (the "Company"), and C. JAMES BESS ("Employee").

                                   WITNESSETH:

      WHEREAS, the Company and the Employee are parties to an Employment Agreement dated August 10, 2004, as amended by a First Amendment to Employment Agreement dated December 15, 2004 (together, the "Existing Agreement"); and

      WHEREAS, the parties desire to further amend and replace the Existing Agreement with the following amendment to, and replacement of, the Existing
Agreement:

      NOW, THEREFORE, in consideration of the premises and the mutual undertakings set forth herein the parties hereto agree as follows:

      1. Employment and Duties. As of the date of this Agreement and through June 30, 2006 Employee shall be employed as the Vice Chairman of the Board of the Company and its wholly-owned subsidiary, mBank (the "Bank") and shall have such duties and responsibilities as the Company's Board and the Board of Directors of the Bank may from time to time direct. Employee shall devote such time to his duties as is mutually agreeable to Employee, the Company and Bank. Effective July 1, 2006 and through the end of the term as set forth in paragraph 2 hereof Employee shall be a non-officer employee of the Company and the Bank and shall provide such consultative services as are reasonably requested by the Company or the

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Bank, including being available for, and participating in, scheduled meetings of the Commercial Loan Committee, Executive Committee, and Asset/Liability Committee, as well as meetings regarding capital expenditures and marketing strategy. It is specifically acknowledged and agreed that Employee's employment hereunder during the Employment Period is part time and no minimum time shall be required of Employee in the discharge of his duties, nor shall Employee be required to be on site at the offices of the Company or the Bank other than for normal monthly meetings of the Boards of Directors. Employee will be available by telephone for requested consultations and committee participation, and will, in his discretion as reasonably necessary to discharge his duties, go to the offices of the Company and Bank.

      2. Term of Employment. The employment of Employee hereunder under the terms of the Employment Agreement as modified by this Agreement shall commence as of the date hereof and shall continue until June 30,2007 (the "Employment Period").

      3. Cash Compensation. As full cash compensation for all services to be provided by Employee after the date of this Agreement, the Company shall pay to
Employee:

            (a) effective as of the date hereof, a salary at the rate of $150,000 per year, through June 30, 2006, and $75,000 thereafter through the end of the Employment Period, payable at the intervals at which other executive officers of the Company and the Bank are paid.

            (b) such additional incentive compensation as the Company and Bank shall determine.

      4. Certain Fringe Benefits. During the period of employment hereunder for each day that the Employee is required to travel to the offices of the Company or Bank he shall be provided with a per diem living expense allowance to cover the cost of lodging and meals of

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$125. In addition, the Company will provide Employee with the use of the 2004
GMC Denali presently used by him through June 30, 2006, and thereafter Employee shall be reimbursed for mileage at the standard rate applicable to employees of the Company and Bank while traveling on Company or Bank business.

      5. Other Employee Benefits. During the period of employment hereunder, Employee also shall be entitled to participate in the Company's or the Bank's medical insurance plan as from time to time maintained, sponsored, or made available to the executive employees of the Company and the Bank generally, in each case on the same terms and subject to the same conditions and limitations generally applicable to other executive officers with respect to participation therein. Employee shall be entitled to six weeks of vacation per year, for a total of twelve weeks over the Employment Period. Vacation time not taken during an applicable period will terminate and will not be compensated for.

      6. Certain Expenses. The Company shall pay or reimburse Employee for the reasonable travel, entertainment and other incidental expenses (including the cost of business publications and professional associations) incurred on business of the Company or the Bank with the approval of the Chairman of the Company, and in accordance with the Company's practices as in effect during the term of this Agreement as applied to executive officers.

      7. Certain Continuing Obligations of Employee. Throughout the period of his employment hereunder and thereafter, Employee agrees to keep confidential all trade secrets, customer lists, business strategies, financial and marketing information, and other data concerning the private affairs of the Company and the Bank or any of their affiliates, made known to or developed by Employee during the course of his employment hereunder ("Confidential Information"), not to use any Confidential Information or supply Confidential

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Information to others other than in furtherance of the Company's or Bank's business, and to return to the Company upon termination of his employment all copies, in whatever form, of all Confidential Information and all other documents relating to the business of the Company or any of its affiliates which may then be in the possession or under the control of Employee.

      At the request of the Company Board, whether or not made during the period of his employment hereunder, Employee agrees to execute such confidentiality agreements, assignments of intellectual property rights, and other documents as hereafter may be reasonably determined by the Company Board to be appropriate to carry out the purposes of this Section.

      8. Termination of Employment; Effect.

            (a) Employee's employment hereunder will be terminated in any of the following ways:

                  (i) Immediately upon the death of the Employee;

                  (ii) Immediately upon the Employee becoming disabled due to his physical or mental condition to regularly and satisfactorily perform his duties hereunder (as determined by the Company Board) for a period of three (3) continuous months; or

                  (iii) Voluntarily by Employee, or by the Company, without or with Cause (as hereinafter defined), by 30 days' prior written notice to the other, effective as of the date specified in such notice.

            (b) Upon the termination of Employee's employment in any of the ways provided in subsection (a), then this Agreement and all rights and obligations of Employee and the Company hereunder shall terminate and cease immediately, except for

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      (i) Employee's rights to the payments provided in Section 9 below; and
      (ii) the rights and obligations set forth in Section 7 above and Sections 12 and 14 below.

      9. Payments On Termination. Employee shall be entitled to the following payments and benefits upon termination of his employment:

            (a) If Employee's employment is terminated under Section 8(a)(i) above (by reason of death), or if Employee's employment is terminated (either voluntarily by Employee or for Cause by the Company) under Section 8(a)(iii) above, then Employee shall be entitled to the cash compensation under Section 3 (a) above, and the benefits to which Employee is entitled under Sections 4 and 5 above, through the date of termination of employment.

            (b) If Employee's employment is terminated under Section 8(a)(ii) above (disability), or by the Company, without Cause under Section 8(a)(iii) above, Employee shall be entitled to the cash compensation payable under Section 3 (a) above, and continued participation in the health insurance program as provided in Section 5 above for the balance of the Employment Term.

      10. Definition. For purposes of this Agreement, "Cause" means any of the following:

            (a) Material breach of any of the terms of this Agreement or of the Company's or Bank's policies and procedures applicable to employees and/or directors;

            (b) Conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude or involving any violation of securities or banking law or regulation, or the issuance of any court or administrative order enjoining or prohibiting Employee from violating any such law or regulation;

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            (c) Repeated or habitual intoxication with alcohol or drugs while on the premises of the Company or the Bank or any of their affiliates, or during the performance by Employee of any of his duties hereunder;

            (d) Embezzlement of any property belonging or entrusted to the Company or the Bank, or any of their affiliates;

            (e) Willful misconduct or gross neglect of duties, or failure to act with respect to duties or actions previously communicated to Employee in writing by the Company Board;

            (f) Any other act or omission of kind or nature similar to any of the foregoing, or determined in good faith by the Company Board to be of comparable seriousness, which in the good faith judgment of the Company Board may have adversely affected or may in the future adversely affect the Company, the Bank or any of their affiliates, or has irreparably damaged Employee's continued ability to function effectively in any of the capacities contemplated by this Agreement.

      11. Integration; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and thereof, and together supersede and replace in their entirety any prior agreements or understandings concerning such subject matter, including the Existing Agreement. This Agreement may not be waived, changed, modified, extended, or discharged orally, but only by agreement in writing signed in the case of the Company by the Chairman of the Company Board.

      12. Arbitration. Any controversy, dispute, or claim arising out of or relating to Employee's employment or to this Agreement or breach thereof shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association at its Southfield,

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Michigan offices. Judgment upon any award may be entered in any circuit court or other court having jurisdiction thereof, without notice to the opposite party or parties. Anything contained herein to the contrary notwithstanding, this agreement to arbitrate shall not be deemed to be a waiver of the Company's right to secure equitable relief including injunction (whether as part of or separate from the arbitration proceeding) if and when otherwise appropriate.

      13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State.

      14. Non-competition: Non-solicitation. Employee agrees that he shall not
(i) engage in competitive activities while employed by the Company or the Bank; and (ii) if Employee's employment is terminated by the Company, with or without Cause, or is voluntarily terminated by Employee, Employee during the Restricted Period (as defined below) will not solicit to hire, or hire, any employee of the Company or the Bank for or on behalf of any firm or organization. Employee shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Company, (i) within a twenty-five (25) mile radius of the main office or any branch office of the Bank, render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Company or any of its affiliates in providing financial products or services (including, without limitation, banking or other services) then being offered by the Company and such affiliates to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise within a twenty-five (25) mile radius of the main office or any branch office of the Bank, which competes

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directly or indirectly with the business of the Company or the Bank or any of their affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Employee shall not be prohibited from owning less than 5 percent of any publicly traded corporation whether or not such corporation is in competition with the Company. For purposes hereof, the term "Restricted Period" shall equal the longer of the period during which payments are actually made to Employee pursuant to this Agreement or one year from the effective date of the termination.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           MACKINAC FINANCIAL CORPORATION

                                           By /s/ Paul D.Tobias
                                              ----------------------------------
                                              Its  Chairman and CEO

                                           /s/ C.James Bess
                                           -------------------------------------
                                           C.James Bess

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